Appendix B

Exhibit 4.1
KEMPER CORPORATION
2019 EMPLOYEE STOCK PURCHASE PLAN
Article I
Purpose and Scope of the Plan
1.1    Purpose. The purpose of the Kemper Corporation 2019 Employee Stock Purchase Plan as set herein is to assist eligible Employees of Kemper Corporation, a Delaware corporation (the “Company”) and its Affiliates, in acquiring a stock ownership interest in the Company pursuant to a plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
The Plan is intended to benefit the Company’s shareholders by means of (i) providing eligible Employees with a convenient means of acquiring an equity interest through payroll deductions, (ii) enhancing such Employees’ sense of participation in the Company, and (iii) aligning the interest of Employees with those of the Company’s shareholders through increased stock ownership.
1.2    Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:
“Affiliate” means any Subsidiary Corporation which the Committee or the Chief Executive Officer of the Company authorizes to participate in the Plan.
“Agent” means such agent as may be appointed pursuant to Section 6.5 of the Plan.
“Board of Directors” or “Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.
“Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Article VI hereof.
“Company” shall mean Kemper Corporation, a Delaware corporation, and its successors by operation of law.
“Compensation” shall mean the fixed salary, base hourly wage, or commissions (with respect to an employee whose regular or basic rate of compensation is commissions (a “Commissioned Employee”)) paid by the Company or an Affiliate to an Employee as reported by the Company or an Affiliate to the United States government for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, commissions (other than with respect to a Commissioned Employee) or other special payment or any credit or benefit under any employee plan maintained by the Company.

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“Employee” shall mean any individual classified by the Company or an Affiliate on its payroll records as a full-time or part-time employee of the Company or an Affiliate who customarily works for the Company or an Affiliate, as the case may be, for a minimum of twenty (20) hours per week. For the avoidance of doubt, “Employee” shall not include non-employee directors and independent contractors, each of which is ineligible to participate in the Plan. Notwithstanding any provision of the Plan to the contrary, any individual who is not classified by the Company or an Affiliate on its payroll records as an employee (including, but not limited to, an individual classified by the Company or an Affiliate as an independent contractor or a non-employee consultant, an individual who is performing services for the Company or an Affiliate through a leasing or employment agency, or an employee of an entity other than the Company or an Affiliate) shall not be eligible to participate in the Plan, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise.
“Entry Date” shall mean each January 1, April 1, July 1 and October 1 (or, if such date is not a Trading Day, the first Trading Day immediately following such date).
“Fair Market Value” of a Share means the fair market value of such Share determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value per Share as of a particular date shall mean the closing price per Share on the national securities exchange on which the Shares are principally traded on such date.
“Offering Period” shall mean such duration (not to exceed twenty-seven (27) months or such lesser period as is required under Section 423(b)(7) of the Code) as shall be determined by the Committee prior to the beginning of such Offering Period. Unless the Committee determines otherwise before the beginning of the Offering Period, Offering Periods shall commence at three (3)-month intervals on each Entry Date over the term of the Plan, and each Offering Period shall last for no more than three (3) months and end on the Purchase Date for such Offering Period. Accordingly, unless the Committee determines otherwise, four separate Offering Periods shall commence in each calendar year during which the Plan remains in existence.
“Open Enrollment Period” means the period of time prior to the start of each Offering Period during which Employees may elect to participate in the Plan as may be established by the Committee or Plan Manager from time to time.
“Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.
“Plan” shall mean the Company’s 2019 Employee Stock Purchase Plan, as the same may be amended from time to time.
“Plan Account” or “Account” shall mean a non-interest bearing account established and maintained in the name of each Participant.
“Plan Manager” shall mean any one or more Employees appointed pursuant to Section 6.3 hereof.

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“Purchase Date” shall mean the last day of each Offering Period (i.e., March 31, June 30, September 30 and December 31, as applicable, or if such date is not a Trading Day, the last Trading Day immediately preceding such date).
“Purchase Price” shall mean the purchase price of a Share hereunder as provided in Section 3.1 hereof.
“Subsidiary Corporation” shall have the meaning set forth in Section 424(f) of the Code.
“Share(s)” means a share of the common stock of the Company.
“Trading Day” means a day on which the New York Stock Exchange is open for trading.
1.3    Effective Date of Plan. The Plan shall become effective on June 1, 2019 if, prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company, (ii) the Company has registered the Shares on a Form S-8, and (iii) has been approved by an affirmative vote of a majority of the Shares present, in person or by proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided, however, that such shareholder approval occurs on a date no later than twelve (12) months following the date the Plan is so adopted.
1.4    Termination of Plan. The Plan shall continue in effect through and including May 31, 2029, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors, which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him or her, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund may not be possible.
Article II
Participation
2.1    Eligibility. Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee may become a Participant by completing the enrollment procedures prescribed by the Committee or Plan Manager, as revised from time to time, during the Open Enrollment Period. No Employee may participate in the Plan if such Employee, immediately after the end of an Offering Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation. The Committee may, prior to the commencement of an Offering Period, exclude from participation any Employee who, at the time of the commencement of the Offering Period, is a highly compensated employee (within the meaning of Section 414(q) of the Code) who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; provided that such exclusion is applied in an identical manner to all such highly compensated employees of the Company and each Affiliate whose employees are Participants under the Plan.
2.2    Payroll Deductions. Payment for Shares purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received

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from a Participant. Such deductions shall be expressed as a whole number percentage which shall be at least one percent (1%) but not more than ten percent (10%). A Participant may not increase the deduction during an Offering Period; provided that no more than once per Offering Period, a Participant may decrease the deduction. Notwithstanding the foregoing, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice thereof with the Company prior to the date on which such Offering Period commences. Any amount remaining in a Participant’s Account after the purchase of Shares shall be refunded without interest; provided that any amounts remaining in a Participant’s Account that were insufficient to acquire a full Share shall be carried forward to the next Offering Period. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by the Plan Manager, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.2 shall be credited to such Participant’s Account. No interest shall be credited to a Participant’s Account and a Participant may not make any additional payments into such Account.
Article III
Purchase of Shares

3.1    Purchase Price. Unless the Committee determines otherwise prior to the beginning of an Offering Period, the Purchase Price per Share sold to Participants hereunder shall be the product of eighty-five percent (85%) multiplied by the Fair Market Value of such share on the Purchase Date with respect to an Offering Period; provided, however, that in no event shall the Purchase Price per share be less than the par value of a Share.
3.2    Purchase of Shares. On each Purchase Date, the amount in a Participant’s Account shall be charged with the aggregate Purchase Price of the largest number of whole Shares that can be purchased with such amount. Unless otherwise provided by the Plan Manager, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an account established in the Participant’s name with the stock brokerage or other financial services firm designated by the Committee. Any amount remaining in a Participant’s Account after the purchase of Shares shall be refunded without interest; provided that any amounts remaining in a Participant’s Account that were insufficient to acquire a full Share shall be carried forward to the next Offering Period.
3.3    Limitations on Purchase.
3.3.1    Notwithstanding any provisions of the Plan to the contrary, but subject to the requirements of Section 3.3.2, an Employee may not purchase Shares in any Offering Period which exceed that number of Shares which is equal to $25,000 divided by the Fair Market Value of a Share for such Offering Period reduced by the number of any Shares that were purchased by the Employee in a prior Offering Period in the same calendar year. The Fair Market Value of a Share for each Offering Period shall be the Fair Market Value of a Share on the Entry Date for such Offering Period.

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3.3.2    No right under the Plan may be granted to a Participant that would permit the Participant to purchase stock under all employee stock purchase plans maintained by the Company or its Affiliates in an amount which, in the aggregate, exceeds $25,000 of Fair Market Value (determined as of the date such right is granted) for each calendar year in which the right is outstanding at any time. For purposes of this Section 3.3.2:
(a)    The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;
(b)    A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan; and
(c)    The Company’s 2011 Omnibus Equity Plan and any similar plan under which stock options may be granted that is hereafter adopted by the Company or an Affiliate shall not be deemed to be an employee stock purchase plan for purposes of this Section 3.3.2.
3.3.3    To the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s payroll deductions may be decreased to zero percent (0%) during any Offering Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.
3.4    Transferability of Rights. Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.
Article IV
Provisions Relation to Common Stock
4.1    Shares Reserved; Delivery of Shares. A maximum of 1,300,000 Shares may be purchased under the Plan, subject to adjustment in accordance with Section 4.2 hereof. Subject to the limitation in the preceding sentence, as determined by the Committee in its sole discretion, any Shares purchased under the Plan may be either newly issued shares, existing treasury shares, or new purchases in the open market.
4.2    Adjustment for Changes in Shares. In the event that adjustments are made in the number of outstanding Shares or such Shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or an extraordinary cash dividend is paid in respect of the Shares, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Purchase Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive. The existence of the Plan and any options granted hereunder shall not

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affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Shares, the authorization or issuance of additional Shares, the dissolution or liquidation of the Company or any subsidiary, any sale or transfer of all or part of the Company’s or a subsidiary’s assets or business or any other corporate act or proceeding. The Board of Directors may at any time terminate an Offering Period then in progress and provide, in its discretion, that Participants’ then outstanding Account balances shall be used to purchase shares pursuant to Article III or returned to the applicable Participants.
4.3    Insufficient Shares. If the aggregate funds available for the purchase of Shares on any Purchase Date would cause an issuance of Shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of Shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Purchase Date.
4.4    Confirmation. Confirmation of each purchase of Shares hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company. Unless otherwise determined by the Committee, Shares delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one (1) year period following such delivery to the Participant (“Period of Restriction”) (other than by will or the laws of descent and distribution).
4.5    Form of Shares. Subject to the provisions of applicable laws, rules and regulations and stock exchange requirements, Shares purchased under the Plan shall be issued in book entry or similar non-certificated form, or, at the request of a Participant following completion of the Period of Restriction, in the form of a stock certificate or by “DWAC” or similar electronic transfer to a brokerage or other account of the Participant.
4.6    Rights as Shareholders. The Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold by the Company as of the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.
Article V
Termination of Eligibility
5.1    Termination of Eligibility. If a Participant ceases to be eligible to participate in the Plan under Section 2.1 hereof for any reason, the balance in such Account will be refunded or distributed to the Participant without interest.
5.2    Death of Participant. Upon the death of a Participant, the balance in the Participant’s Account shall be distributed without interest to the Participant’s designated beneficiary or estate,

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or otherwise disposed of in accordance with policies and procedures prescribed by the Committee or its delegate in cases where such a distribution may not be possible.
Article VI
Administration
6.1    Plan Administration. The Committee shall administer the Plan. For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.
6.2    Interpretation. The interpretation and construction by the Committee of any provisions or any right granted under it shall be final. Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan.
6.3    Delegation. The Committee shall have full discretionary authority to delegate administrative decisions and operations to the management of one or more of the Employees of the Company or an Affiliate, including appointment of a Plan Manager.
6.4    Indemnification. No member of the Board or the Committee or any Employee to whom authority under the Plan is delegated under Section 6.3 shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted under it. The Company shall indemnify each member of the Board, the Committee and any Employee to whom authority under the Plan is delegated under Section 6.3 to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the Plan.
6.5    Appointment of Agent. The Committee or its delegate under Section 6.3 may engage an agent to perform administrative, custodial and record keeping functions for the Plan, including, but not limited to, enrolling Participants in the Plan, purchasing or issuing Shares, holding record title to the Participants’ Shares and providing periodic account status reports to such Participants. If no such agent is engaged by the Committee or its delegate, the Committee or its delegate shall serve as the agent.
Article VII
General Provisions
7.1    Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee or the Plan Manager and shall be effective only when received by the Company.

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7.2    Condition of Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or an Affiliate to terminate an Employee.
7.3    Withholding of Taxes. Each Participant shall, no later than the date as of which the value of an option under the Plan and/or Shares first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or Shares. The obligations of the Company under the Plan shall be conditioned upon the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any Shares issued to the Participant pursuant to the Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the first date of the Offering Period or within the one-year period commencing on the day after the Purchase Date, the Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.
7.4    Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may (a) increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, (b) materially increase the benefits accruing to Participants or (c) materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Shares are listed. The Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.
7.5    Application of Funds. All funds received by the Company by reason of purchases of Shares hereunder may be used for any corporate purpose.
7.6    Legal Restrictions. The Company shall not be obligated to sell Shares hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.
7.7    Conditions Upon Issuance of Shares.
7.7.1    If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or

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desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, no option may be exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.
7.7.2    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an option is or may be in the circumstances unlawful, contravene the requirements of any stock exchange, or result in the imposition of excise taxes on the Company or any subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or options and the right to exercise any option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any subsidiary.
7.7.3    The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any option as it deems appropriate. The certificates evidencing such Shares may include any legend that the Committee deems appropriate to reflect any such restrictions.
7.8    Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.
7.9    Jurisdiction: Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or State of Illinois or the United States District Court for the State of Delaware or State of Illinois, Northern District, and the appellate courts having jurisdiction of appeals in such courts, unless otherwise provided by applicable law. In that context, and without limiting the generality of the foregoing, the Company and each eligible Employee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Illinois, the court of the United States of America for the State of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each eligible Employee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PLAN OR ANY AGREEMENT, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of an eligible Employee, at the eligible Employee’s address shown in the books

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and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois. Notwithstanding the foregoing, the Committee may, as a condition to participation in the Plan, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to such participation to binding arbitration in accordance with such terms as the Committee shall prescribe.
7.10    Unfunded Status of Plan. The Plan shall be an unfunded plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments, provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.